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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
Carl C. Icahn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 23, 2013, Carl C. Icahn and affiliated entities prepared a presentation to be used in discussions with shareholders of Transocean Ltd., a copy of which is filed herewith as Exhibit 1.

NOTICE TO INVESTORS
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED APRIL 17, 2013, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF TRANSOCEAN LTD. FOR USE AT ITS 2013 ANNUAL GENERAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE BEING MAILED TO STOCKHOLDERS OF TRANSOCEAN LTD. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED APRIL 17, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN TRANSOCEAN LTD. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES, PAR VALUE CHF 15.00, PER SHARE, OF TRANSOCEAN LTD., AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.

EXHIBIT 1

ICAHN PROPOSAL TO SHAREHOLDERS
APRIL 2013
Transocean Ltd.

THIS PRESENTATION INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SEC, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE DO NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THIS INFORMATION AND HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH INFORMATION. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION.

MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF. ALTHOUGH WE HAVE REVIEWED AND ANALYZED THE INFORMATION THAT HAS INFORMED OUR OPINIONS, WE DO NOT GUARANTEE THE ACCURACY OF ANY SUCH BELIEFS.

SECTIONS OF THIS PRESENTATION REFER TO THE EXPERIENCE OF OUR NOMINEES AS DIRECTORS OR OFFICERS OF OTHER COMPANIES. WE BELIEVE THEIR EXPERIENCE AT THESE COMPANIES WAS A SUCCESS AND CONTRIBUTED TO AN INCREASE IN SHAREHOLDER VALUE THAT BENEFITED ALL SHAREHOLDERS. HOWEVER, OTHER FACTORS ALSO CONTRIBUTED TO SUCCESS AT THESE COMPANIES, AND SUCH SUCCESS IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS AT TRANSOCEAN IF OUR NOMINEES WERE TO BE ELECTED TO THE TRANSOCEAN BOARD OF DIRECTORS.

ALL SHAREHOLDERS OF TRANSOCEAN ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE GOLD PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF TRANSOCEAN FOR USE AT THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF TRANSOCEAN BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY ALONG WITH OTHER RELEVANT DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: SHAREHOLDERS CALL TOLL—FREE: (800) 901-0068 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON APRIL 17,2013.

Special note regarding this presentation

Executive Summary
— Transocean has generated poor shareholder returns and underperformed peers
— We believe this underperformance was caused by poor capital allocation, ill-
 advised M&A activity, and poor execution on costs and integration
 ¡ Macondo was negative for shareholders but, in our view, cannot explain away Transocean’s significant underperformance
 ¡ The company has mistimed the cyclicality of the industry by buying low quality assets at the top of the market - and issuing equity at close to the eight year low to pay for overpriced acquisitions
 ¡ Transocean has traded below Net Asset Value (“NAV”) for several years - yet continues to purchase and build new assets at or above their NAV, thereby destroying equity value
 ¡ Transocean operational problems have contributed to the precipitous fall of EBITDA margins
— We do not believe that the Transocean board has acknowledged these errors, suggesting that given the opportunity these errors may be repeated, thereby destroying additional value
— The board has maintained that at-risk directors have a track record of creating shareholder value - a claim not borne out by the facts
— The board asserts that they are focused on the best long-term interests of all shareholders, however, in our view their actions conflict with this claim

Executive Summary
— Icahn has presented shareholders with a tangible solution to Transocean’s longstanding ineffective capital allocation and poor accountability
— A $4 dividend, which we believe is sustainable and fiscally responsible, will deliver cash to shareholders during the current phase of the drilling cycle
 ¡ We believe a higher dividend will support RIG shares and may lead to a valuation at or above NAV
 ¡ As we will demonstrate in this presentation, the company will still have sufficient cash flow to maintain a strong balance sheet and seek attractive investment opportunities
— It is time to replace directors who we believe must be held accountable for past value destruction with directors who are capable of driving shareholder returns over the long-term with shareholder return focused capital allocation policies
— Icahn nominees have deep energy and international business experience, with shareholder friendly capital allocation track records

TRANSOCEAN PERFORMANCE
VALUE DESTRUCTION OVER THE PAST FIVE YEARS
Transocean Inc.

Transocean’s “History of Achievement”
— Transocean claims that their directors have a “History of Achievement”
— Returns for the last five years have been dramatic and disastrous
 ¡ 1,3,5 year returns through the first quarter have been negative and substantially lagged peers
— This underperformance translates into over $30 billion reduction in shareholder value - a number far too large to attribute solely to Macondo
 ¡ Transocean under performed the worst performing of their peers by $20 billion
Total Shareholder Return Through 3/31/13
Company	1 Year	3 Year	5 Year
SeaDrill	8.82%	108.83%	98.90%
Diamond Offshore	9.54%	-8.19%	-17.17%
Ensco	16.79%	46.29%	5.17%
Noble	3.24%	-3.35%	-16.81%
Atwood Oceanic	17.04%	51.72%	14.57%
Rowan	7.38%	21.47%	-13.15%
Average	10.47%	36.13%	11.92%

Transocean	-5.01%	-36.13%	-59.19%
Underperformance value determined by calculating the required share price at 3/31/13 to generate a 11.92% ($142 per share) and a -17.17% ($105 per share) return respectively and multiplying the difference between those prices and the actual closing price by the shares outstanding.
Total Returns calculated with Bloomberg Total Return Analysis Function assuming dividends are reinvested into the security.

Transocean’s “History of Achievement”
— In the pre-Macondo period Transocean returns substantially lagged peers
 ¡ Clearly demonstrating that Macondo is not the sole driver of Transocean’s underperformance
— Negative returns occurred despite substantial cash flow - Transocean generated
 $17.5 billion of cash from operations between 2007-2010
 ¡ We believe that cash flow did not translate into shareholder returns in part, due to the manner in which capital was invested by the board
Total Shareholder Return Through 4/20/10
Company	3 Year	5 Year
SeaDrill	77.84%	278.60%
Diamond Offshore	34.79%	149.80%
Ensco	-8.85%	38.00%
Noble	7.02%	58.56%
Atwood Oceanic	26.17%	141.46%
Rowan	-5.95%	14.54%
Average	21.84%	113.49%

Transocean	4.70%	73.10%

Total Returns calculated with Bloomberg Total Return Analysis Function assuming dividends are reinvested into the security.

— Share price underperformance has led to a major gap in earnings multiples
— Operational underperformance has led to lower EBITDA - if Transocean performed in line with peers, EBITDA would increase and the multiple gap would be even greater

Total Enterprise Value / 2014 Estimated EBITDA
Seadrill	9.8x
Ensco	6.1x
Diamond Offshore	6.0x
Noble	6.2x
Rowan	7.0x
Atwood Oceanic	6.9x
Pacific Drilling	7.7x
Average	7.1x
Transocean	5.6x
Transocean’s “History of Achievement”
EBITDA multiples based on trading prices at 3/31/13 and Morgan Stanley 2014 EBITDA estimates. Pacific Drilling went public in November of 2011.

Driving Underperformance
— Our view is that relative underperformance at Transocean has been driven by two major factors
— Board level capital allocation
 ¡ From 2005-2008 the board failed to capitalize on industry growth and attractive new build economics
 ¡ We believe the board supported value destructive acquisitions and dilutive share issuances
 ¡ Capital allocation policies appear to be short-term in nature and not designed to drive shareholder return
— Operational problems
 ¡ Transocean EBITDA margins declined 25% points from 2008-2011 compared to the peer group which declined only 7% points
 ÷ Declines driven by operational performance including revenue efficiency and utilization
— We believe resolving capital allocation concerns and operational problems represents a tremendous opportunity for Transocean shareholders

HISTORICAL CAPITAL ALLOCATION
THE GSF LEGACY AND RESULTANT POOR RETURNS
Transocean Inc.

Capital Allocation History
History of value destructive transactions at Transocean
— 2007 - Global Santa Fe (“GSF”)
 ¡ Transocean paid over $18 billion for GSF in 2007
 ¡ Transformative acquisition from a balance sheet and asset base perspective, saddling the company with billions of debt and the oldest asset base in the industry - we believe the company has been attempting to recover from this mistake since 2007
 ¡ The company acquired a large portfolio of old assets
 ÷ 37 standard jackups (average age of 24.7 years) and 6 harsh environment jackups (average age of 14.1 years)
 ¢ 23 of which were sold to Shelf Drilling for about $20 million per rig
 ÷ 14 floating rigs with an average age of 16.7 years
— The Board claims they have “actively implemented a high-specification-focused asset strategy, repositioning the company to compete for the long term”
 ¡ The board caused the age/spec problem with GSF and have now taken some actions to resolve the problem
— Today , GSF assets and proceeds from sales may only be worth $7.5 billion
— NAV losses from the GSF acquisition for shareholders could be $10-11 billion or $27.75-30.50 per share, or potentially higher considering that
 Transocean trades below NAV

Capital Allocation History
History of value destructive transactions at Transocean
— 2011 - Aker
 ¡ Transocean purchased four drilling units at above NAV- paying peak prices
 ¡ To fund the acquisition the board sold 30 million shares at $40.50 which was approaching the five year low and represented a steep discount to NAV thereby destroying almost $850 million of value
 ¡ The board authorized the acquisition and management suggested to shareholders that they had sufficient liquidity to proceed without equity, one month later they priced a dilutive equity offering
“We estimate the secondary offering will create a total NAV loss of ~$837m, raising the implied value paid for the two semis by ~$419m apiece, thereby bringing the total implied amount paid for each harsh environment semi to a high ~$1.4bn. Conversely, at ~$43/sh, the implied value for each of RIG’s UDW floaters (including the Aker rigs) is about $293m, a sharp difference from the “price paid” for the Aker semis.”
- Ole Slorer, Morgan Stanley 11/29/11

Global Santa Fe History
— GSF is a useful case study as it is the largest allocation of capital made by the board in the last 10 years and in our view, indicative of a philosophy that has led to value destruction and share underperformance
— The early part of a major bull cycle for offshore rigs
 ¡ From 2005-2007 day rates and therefore new build economics were skyrocketing, ultimately moving from
 150kpd in 2005 to over 375kpd in 2008
 ¡ Transocean had little debt and access to a high return investment opportunities yet rather than invest in new assets, as Seadrill did, the company repurchased shares and ceded its dominant position in the deep water and ultra deep water drilling industry - allowing the industry to fragment
 ¡ Today Transocean (excluding Aker) has 35.1% of the newer Ultra Deepwater assets owned by public comps, but only 10.5% of the new builds on order
 ¡ By 2007 Transocean was behind new entrants like Seadrill who were aggressively growing their fleet with new high quality assets
— Transocean purchased GSF at a substantial premium to replacement costs
 ¡ Transocean bought old assets many of which have now been sold substantially below the purchase prices
 ¡ Transocean had the capital and the technical knowledge to build new assets and generate strong returns but they chose to be “big rather than good”
 ¡ The company was forced to dedicate a substantial portion of operating cash flow from 2008-2010 to pay down debt incurred in the value destroying GSF acquisition

A Tale of Two Strategies
	Transocean	Seadrill
Capital Invested	$18 billion	$8.5 billion
Assets Purchased	43 Jackups (23 years average age) 14 Floating Rigs (16.7 years average age)	13 new build Ultra Deep Water Floating Rigs delivered between 2008-2011
Market Value of Assets	$7.5 billion	$9-9.5 billion
Price/NAV	0.75x	1.4x
Value of Assets x NAV Discount/Premium	$5.6 billion	$12.5-13.3 billion
Approximate Value Creation	Loss of $12.4 billion	Gain of $4.5 billion
Total Shareholder Return 1/1/06-3/31/13	-25.63%	586.32%
— While Transocean was buying old assets at a premium, Seadrill was buying new assets at construction costs - the results could not be more clear
— The board has taken credit for “advis[ing] management’s decisions through various oil and gas cycles”
Capital Invested based on GSF acquisition and Seadrill estimated newbuild costs. Value of assets based on a market value analysis using rigs market values from Morgan Stanleyresearch. Price/NAV based on Morgan Stanley research NAV per share. Total Shareholder returns base on Bloomberg TRA analysis.

Global Santa Fe History
— By the time the GSF acquisition closed at the end of 2007, Seadrill, Esnco and
 Noble had 21 ultra deep water units under construction, Transocean had only four, this market share trend has continued into 2013
— The impact of this “buy old instead of build new” strategy has had a dramatic impact on Transocean’s industry “leadership”
2013 Ultra Deepwater Asset owned by Public Peers
	Operating	Market Share	Under- Construction	Newbuild Market Share
Transocean	29	37.7%	8	14.0%
Transocean (excluding Aker)	27	35.1%	6	10.5%
Esnco	12	15.6%	6	10.5%
Noble	9	11.7%	11	19.3%
Seadrill	15	19.5%	18	31.6%
Diamond Offshore	8	10.4%	6	10.5%
Pacific Drilling	4	5.2%	4	7.0%
Rowan	0	0.0%	4	7.0%
Total Public	77		57

Global Santa Fe History
— The GSF transaction has been portrayed as a stock merger with a special dividend - in fact the board has taken credit for returning $10 per share to shareholders
 ¡ The company did not pay a dividend, but actually “reclassified” each RIG share into .6996 RIG shares and $33.03 in cash which is the equivalent to repurchasing 87.35 million shares at $110 per share
 ¡ The company then issued 107 million shares of stock and $5.06 billion in cash to GSF stockholders
 ¡ Assuming dividend reinvestment, shareholders went from owning 1,000 shares to owning 942.9 shares
— This transaction has the identical effect of an acquisition of GSF for $15 billion in cash and around $3 billion in stock, moving share count from 290.8 million shares to 318 million shares
— The appropriate way to view this transaction, in our view, is that Transocean:
 ¡ Levered the balance sheet to purchase the GSF assets
 ¡ Took a massive NAV loss on the assets; we estimate $10-11 billion
 ¡ Was forced to dedicate $6.5 billion (45% of operating cash flow) between 2008-2010 to repay debt incurred to fund the acquisition of GSF
 ¡ Hindered the company’s ability to invest in new assets

Understanding NAV dilution
— NAV is a useful tool to determine the accretive/dilutive impact of investments
 ¡ Similar to book value concept, but NAV is designed to replicate the market value of the assets as opposed to the fully depreciated cost basis
 ¡ Price/NAV is therefore the market value of the company divided by the market value of the assets
— Transocean has continually traded at the low-end of the industry on a
 Price/NAV basis
 ¡ Morgan Stanley estimates Transocean’s NAV at around $68 per share
 ¡ NAV was higher before the dilutive Aker transaction and the below market sale of assets to Shelf Drilling
 ¡ Transocean shares have traded at an average price of $51.34 for the past two years, or 75% of NAV
 ¡ Competitors trade at a much higher Price/NAV ratio with a positive correlation between Price/NAV and dividend yields
— We believe Transocean trades at a discounted Price/NAV because based on past practices shareholders realize the economic output of the company’s assets
 (operating cash flow) will neither be returned to shareholders nor invested in accretive assets

Price/NAV information from Morgan Stanley, Correlation data from Guggenheim

Understanding NAV Dilution
— We believe that Transocean will not consistently trade at or above NAV until
 Transocean can fundamentally reposition itself and convince shareholders that earnings will be distributed or invested prudently
— As long as the share price is below NAV every dollar invested in new assets is value destructive unless assets are purchased at a discount to market value
 ¡ Investing in a new drillship for $750 million will only be reflected in the stock as $563 million in value -
 because this is where existing ships are valued by the shareholders
— We believe that paying a $4 dividend will narrow the NAV gap as the company may be valued on a yield basis and reinvestment risk will be mitigated

Based upon a 76% P/NAV ratio per Morgan Stanley.

A Better Way than GSF
— We believe that the Transocean board should have
 ¡ Built new assets in the early to middle stages of the bull market
 ¡ Returned capital to shareholders in middle to end stages of a bull market
 ¡ Purchased assets (Aker) using cash on hand, or perhaps debt, but not via low priced equity issuance
— While it is clear that these transactions were failures, the board is still citing them as examples of value creation, and are still claiming that Transocean’s total shareholder returns exceeded its peers
 ¡ These claims have not been clarified by the board, and we believe are not borne out by facts
— We believe that since the board is unwilling to admit its mistakes - change cannot occur with the existing board
 ¡ Board has simply claimed that the GSF acquisition “maximized exposure to rising day rates”
“Transocean’s fleet is too big and too old for 3 reasons: 1. Merged with Global Santa Fe in
2007 on the belief that scale would be the crucial competitive advantage; 2. Refused to build rigs without a contract, while its competitors went ahead with aggressive newbuild programs;
and 3) Macondo not only distracted the company and created financial uncertainty, but changed an industry that is now focused on rig quality and reliability, not scale.”
- David Anderson, JPMorgan 2/21/13

OPERATIONAL UNDERPERFORMANCE
DETERIORATING TRENDS
Transocean Inc.

Operating Costs
— Transocean has cited strong operating performance in 2012 as a major accomplishment, yet under the watch of this board performance deteriorated far in excess of peers between 2009-2011
— We believe operating cost issues are primarily related to a failure to integrate previous acquisitions
— Management has acknowledged a problem with both revenue efficiency and fixed overhead costs, however, communication surrounding the total cost opportunity has been vague and slow to materialize
— Management must clearly communicate to shareholders cost and margin targets and set aggressive time frames for execution

2008	2009	2010	2011	2012
	41.9%	54.4%	52.1%	55.7%	55.2%
	64.1%	63.7%	55.1%	50.5%	45.5%
	65.2%	59.0%	49.9%	44.2%	47.2%
	65.0%	67.3%	51.9%	41.8%	43.1%
	53.1%	56.9%	54.9%	58.5%	49.5%
	36.2%	38.0%	34.1%	33.5%	39.1%
	54.2%	**56.5%**	**49.7%**	**47.4%**	**46.6%**
Transocean	**56.2%**	**53.5%**	**44.8%**	**31.6%**	**36.7%**

Operating Costs
— Transocean EBITDA margins have gone from average to the worst in the industry over the last five years

EBITDA Margins

Seadrill
Diamond Offshore
Ensco
Noble
Atwood Oceanic
Rowan
Industry Average

Underperformance	2.0%	-3.0%	-4.8%	-15.8%	-10.0%
Data from JP Morgan and Capital IQ.

Operating Costs

24

- While not conclusive, Transocean's apparently bloated footprint may be contributing to cost and accountability issues

Transocean Office Locations		
Angola	Houston	Australia
Cameroon	Canada	India
Cairo	Cayman Islands	Indonesia Balikpapan
Gabon	Barbados	Indonesia Jakarta
Ivory Coast	Scotland	Malaysia
Libya	Scotland Training Center	Saudi Arabia
Nigeria - Lagos	Scotland Fromer GSF	Singapore
Nigeria - Port Harcourt	Norway	Vietnam Vung Tau City
Nigeria - Fromer GSF	Hungary	Vietnam Ho Chi Minh City
Brazil Macae	Italy	
Brazil Training Center	Paris	
Brazil Rio de Janeiro	Switzerland	

Seadrill Office Locations
London
Norway
Bermuda
Houston
Brazil
Malaysia
Thailand
Singapore
Brunei
Dubai
Nigeria
Angola

TRANSOCEAN’S CAPITAL PLANS
CONTINUING THE TRENDS
Transocean Inc.

The Existing Plan
— We believe the current capital plan is ineffective and contributing to share underperformance
“Transocean has tried a balanced approach since 2006 with share buybacks, debt paydown, and some newbuild rigs, but investors have been frustrated as the stock has traded at a discounted multiple. Considering the size and age of its offshore fleet, the growth option is daunting and the stock will likely trade at a discount: investors don’t have the patience in our view and newbuilds come with additional risk in delivery. We side with
Mr. Icahn and believe the stock would benefit if the company were to pay out a large dividend, forgo future newbuilds, and acquire assets to improve its fleet.”
- David Anderson, JPMorgan 2/21/13

“…the drivers of their discount to NAV shift from rig efficiency/downtime and Macondo liability overhangs to incremental capital budgeting and divestiture risk.”
-Darren Gacicia, Guggenheim Partners 9/14/12

The Existing Plan
— In 2012 Transocean announced the construction of four drill ships with 10 year contracts from Chevron at a cost of over $3 billion
 ¡ Day rates for these ships were substantially below market rates for drill-ships, but were longer in tenor
 ÷ In April 2013 Transocean signed a 3 year contract for $600,000 per day vs. $519,000 per day on the long-dated contracts
 ¡ Accepting longer tenor, lower return contracts represents a fundamentally bearish view on day rates and suggests a belief that the cycle is at or past its peak
— Combined with substantial deleveraging these ships are effectively being funded out of operating cash flow yet the returns are below the cost of equity
 ¡ Street analysis have estimated IRR of 10.7-12% which assumes no decline in day rate after the contract period vs. a cost of equity of around 12.7%
— Transocean still trades at a discount to NAV so these ships will not reflect full value once the company purchases them
 IRR estimates from UBS and Morgan Stanley.
 Assumed cost of equity 12.7% via Bloomberg.

“In light of the company's recent newbuild contract announcements and jackup sales, we believe the drivers of RIG's discount to NAV now shift to include heightened "tail risk" for incremental investment and risk of significant discounts in future asset divestitures.”
-Darren Gacicia, Guggenheim Partners 9/14/12

The Existing Plan
— Transocean’s strategy is in stark contract to competitors, such as Noble, who are building lower cost drill ships and signing higher contract rates
 ¡ The company is not getting paid a premium for the higher cost ships
 ¡ Accepting lower return, longer dated generates a positive NPV ONLY if rates fall in the future period
— The combination of higher construction costs and lower day rates makes it almost impossible that Transocean will generate a positive NPV versus building and leasing in a market standard manner
— If Transocean truly believes that day rates will plummet to $319,000 per day then they should not be purchasing ANY new assets
Transocean vs. Noble
	Transocean	Noble
Construction Cost	$750 million	$615 million
Contract Term	10 years	3 years
Dayrate	$519,000	$610,000
NPV of high near term rates		$77.5 million
NPV of lower construction costs		$135 million
Breakeven day rate for subsequent 5 year period		$319,000

Assumes utilization of 95%, breakeven day rate is in real terms net of cost increases. Discount rate used of 12.7% designed to replicate cost of equity.

The Existing Plan
— The company has also said they will pay down gross debt to $7-9 billion
 ¡ Appears to use $5.5 billion capital
 ¡ In combination with up to $2 billion of already scheduled liability reduction regarding legal settlements
— Transocean has an extremely low cost of debt
 ¡ Even if the company is downgraded from BBB- to BB+ debt cost will likely stay below 4% after tax
 ¡ Debt pay down will not materially increase earnings
— Deleveraging the balance sheet is not an inherently bad idea, it is, however, inconsistent with spending capital to build new assets
 ¡ Cyclical businesses often incur debt early in the cycle to fund growth, and de-lever later in the cycle
 ¡ This allows company to have a strong balance sheet and capital availability during a downturn
 ¡ This also shifts the debt/equity balance of the company increasing the Weighted Average Cost of Capital a concept which is in conflict with lowering the return on new investments
— Building new assets to improve the fleet and paying down debt are inherently conflicting goals and can only occur at the expense of shareholder distributions

The Existing Plan
— In our view, the company has failed through this cycle to make the right investments at the right time
Investing through the cycle
	Ideal	Transocean
Early	Borrow to fund growth via new build assets	Borrowed to repurchase stock and purchase old assets
Mid	Split operating cash flow between growth capex and shareholder returns	Used operating cash flow to repay debt
Late	Split cash flow between debt pay down and shareholder returns	Split cash flow between debt pay down and growth capex
Trough	Buy distressed assets	Dedicated capital to new builds - missed opportunity

Capital Allocation
— Transocean long term contracts have presented a lose/lose situation for shareholders
	Market Turns	Bull market continues
Balance Sheet	Debt pay down will shore up balance sheet	Debt pay down will shore up balance sheet, though benefit is minimal
Growth Assets	10 year contracts will limit downside on new build investments BUT IRR will be lower AND value of ships will go down. i.e. RIG would be better off to have waited and acquired ships rather than build	RIG will have surrendered substantial upside on 10 year contracts, i.e. would have been better off signing shorter contracts yet RIG likely continues to build until market turns
Dividends	Large committed capex and lower earnings will combine to eliminate dividends	Dividend can be maintained but growth is limited as capex grows

ICAHN’S CAPITAL PLANS
DRIVING LONG TERM RETURNS
Transocean Inc.

Crafting a Workable Strategy
— Our view is that a successful capital allocation strategy for cyclical businesses must take into consideration several factors
 ¡ The company’s position in the business cycle
 ¡ The current set of investment opportunities available
 ¡ The impact capital allocation has on cost of capital
 ¡ The impact on shareholder returns and by extension discount/premium to NAV
 ¡ The NAV and earnings accretion or dilution of potential transactions
— Most importantly the capital allocation strategy cannot be set on the basis of a single year of projections and forecasts
— Icahn is proposing a $4 dividend for 2013 which we believe is sustainable and fiscally responsible over this phase of the cycle
 ¡ The board has proposed $2.24 per share and eluded to the possibility of increases
 ¡ Our concern is that low return new builds will absorb capital, eliminating the possibility of any increases and potentially threatening even the $2.24
 ¡ The last time the Transocean Board declared a dividend it was not continued in the subsequent year

Is $4 Sustainable and Fiscally Responsible?
— Over the current new build investment horizon of 2013-2017 Transocean will generate $20 billion of operating cash flow
 ¡ There is substantial upside to that if management is successful in reducing operating costs and/or increasing revenue efficiency to historical levels comparable with peers
 ¡ Based on the investment opportunity set and the flood of new build assets coming to the market in this time frame, we believe it is wise to dedicate a minimum of 35-45% of operating cash flow as a return of capital to shareholders translating into $4-5 per share for the next 5 years
 ¡ This would leave 40-50% of cash flow for fleet investments (the bulk of which is already committed)
 ¡ 5-25% of cash flow, in addition to the $3-4 billion of excess cash to be dedicated to liability reduction (legal settlements, leases and debt)
 ¡ The continued sale of non-core assets would free up additional capital to invest in capex or debt reduction
— We believe that if the current Transocean board is given access to an additional
 $4 billion of cash flow, they will spend it on low return or overpriced assets eliminating the chance of dividends in excess of $2.24 per share
The first question is can RIG pay out this size of a dividend…the answer is yes. The second question is should they pay out this size of a dividend…as a shareholder we would also vote yes…
- David Anderson, JPMorgan 2/21/13

2013-2017 Capital Allocation
	Board Plan	Icahn Plan
Operating Cash Flow	$20 billion + cost savings + $3.5 billion excess cash
Cash to Shareholders	$4 billion	$7-9+ billion
Liability Reduction	$5-7 billion	$4-7 billion
Capex	$12.5-14.5+ billion	$10 billion
Dividend	$2.24 per share	$4-5 per share average
“We believe a $4 dividend could ultimately re-
rate shares toward a yield of ~5.5-6.5%, which
would suggest a share price range of ~$62-70.”
-Justin Sander, RBC Captial Markets 1/28/13

Operating cash flow estimates based on research from JP Morgan and Morgan Stanley.
“We see the greatest potential [$90 share price]
for yield-based valuation premiums with the
introduction of a variable payout strategy, reset
at each annual shareholders’ meeting to reflect
a fuller payout of expected cash flows in the
year to follow.”
Darren Gacicia, Guggenheim Partners 1/28/13

Focus on Execution
— The management team has acknowledged there is a substantial cost cutting opportunity
— The board cannot cut costs and restructure operations on its own
— The board MUST
 ¡ Communicate aggressive expectations to both shareholders and management for lean operations
 ¡ Hold management accountable if targets are not met
 ¡ Adopt a capital allocation policy that delivers the benefit of these cost reductions directly to shareholders
— Current cost cutting goals have remained vague, though management has suggested they will provide more detail on the next earnings call
— Although not a prerequisite, large cost savings would also support the larger $4 dividend

Downgrade Risk
— We believe that Transocean can pay a $4 dividend and maintain investment grade credit metrics through the cycle
— The board has espoused concern that a downgrade would limit Transocean's access to the capital markets
 ¡ We believe that the company will continue to have substantial access to the bond and asset backed markets despite a downgrade
 ¡ The total cost impact would be minor as the company has little need to refinance debt for years
— It seems to us that management is concerned that if they do not pay down $5 billion of debt today, they will not be able to borrow $5 billion in the future
 ¡ This may serve to keep the money from shareholders for a few years while allowing the company to increase leverage to purchase more assets - exactly what they have done in the past

BOARD SLATE
&
BIOGRAPHIES
Transocean Inc.

The Old Directors
— The three directors that we are seeking to replace were carefully chosen based on the role they played in the most damaging transactions to Transocean shareholders
— Talbert, Sprague, and Cason have been on this board through all of the value destructive transactions we have discussed
— Through multiple cycles, strategies and management teams they seem to us to be the common thread

The Icahn Slate
Director

Jose Maria Alapont
Former CEO of Federal Mogul, a $7 billion revenue Tier 1 automotive supplier. Formerly CEO of Iveco a
$12 billion revenue European commercial, specialty and defense vehicle manufacturer. Mr. Alapont has spent his career running cyclical, global industrial, and capital intensive companies focusing on cost efficiency and managing businesses through economic cycles. His experience in driving down operating costs, developing global growth and capital allocation strategies and operating in Europe, Asia, North and South America will be valuable to the Transocean.

John “Jack” Lipinski
CEO of CVI Energy, a $8.5 billion revenue company which controls oil refining, fertilizer production facilities and related logistics assets. Mr. Lipinski lead a private equity acquisition, a substantial turnaround which invested hundred of millions of capital to expand, upgrade and acquire refineries. Mr.
Lipinski also led and IPO of CVI Energy, and subsequently created two separate variable MLP’s which pay 100% of available to cash to shareholders on a quarterly basis. Mr. Lipinski has spent his entire career in the energy sector managing cyclical commodity linked businesses and returning capital to shareholders, his experience will be valuable to Transocean.

Samuel Merksamer
Managing Director at Icahn Capital L.P., focused on investment in energy and industrial sectors. Mr.
Merksamer serves on the board of CVR Energy and has been involved in several successful energy investments at Icahn Capital include El Paso, CVI Energy and Chesapeake Energy. Mr. Merksamer has
transactional experience including working on the $690 million initial public offering of CVR Refining
L.P. the largest refining MLP IPO. Mr. Merksamer’s skills of allocating capital and crafting investing strategies for companies at the board level will be valuable to Transocean.

The Icahn Slate
Mr. José Maria Alapont
Mr. Alapont will bring to the board unmatched experience managing cyclical, international industrial corporations. With a keen focus on lean operations, cost containment and operations in emerging markets.
Mr. Alapont was President, Chief Executive Officer and a director of Federal-Mogul, a $7 billion Tier 1 global automotive supplier, since March
2005. Mr. Alapont served as Chairman of the Board of Directors of the company from 2005 to 2007. During his tenure, he guided the company out of Chapter 11 bankruptcy and delivered strong financial performance and diversified global revenue growth in mature and developing markets with his strategy for Sustainable Global Profitable Growth. Under his leadership, the company established a leading position in developing and delivering innovative automotive, commercial vehicle and industrial equipment technologies through the implementation of extensive joint ventures, acquisitions and organic growth initiatives. He has had a particular focus on driving greater energy efficiency through all industrial and automotive processes. He has more than 35 years of global leadership experience in both vehicle manufacturers and suppliers developing emerging market growth strategies in capital intensive business and operations in the Americas, Asia Pacific, Europe, Middle East and Africa regions.
Mr. Alapont, between 2003 and 2005, was chief executive officer and a member of the board of directors of IVECO, the commercial trucks and vans, public and commercial buses, recreational, special off-road, firefighting, defense and military vehicles company of the Fiat Group. During this period, he was instrumental in the restructuring of the company, launching a new business model for use of high-value, common design platforms to gain efficiencies and expanded global alliances in growth markets. Prior to IVECO, Mr. Alapont served in various key executive positions at Delphi
Corporation, a global automotive supplier from 1997 to 2003, including president of international operations and vice president of sales and marketing, and a member of the company’s strategy board, the top policy group.
Mr. Alapont, from 1990 to 1997, served in several executive roles at Valeo, a global automotive supplier, including vice president of the global heavy-duty engine cooling, clutch and transmission and lighting systems businesses. He was also a member of the Valeo Strategy Board. Mr. Alapont began and developed his automotive career in 1974, spending 15 years at Ford Motor Company, where he progressed through various management and executive positions in quality, testing and validation, manufacturing and purchasing at Ford of Europe.
He previously served on the Board of Directors of Mentor Graphics and provides valuable guidance to the boards of automotive supplier trade associations and economic development groups in the U.S., Europe and Asia Pacific countries.

The Icahn Slate
Mr. John “Jack” J. Lipinski
Mr. Lipinski serves as Chief Executive Officer, President and a Director of CVR Energy, Inc. (NYSE:CVI), as well as Chief Executive Officer,
President and a Director of CVR Refining GP, LLC, the general partner of CVR Refining, LP (NYSE: CVRR) and Executive Chairman of CVR GP,
LLC, the general partner of CVR Partners, LP (NYSE: UAN). Each of these entities is affiliated with Carl Icahn. Prior to the formation of CVR
Energy, Mr. Lipinski served as Chief Executive Officer and President of Coffeyville Resources, LLC since 2005. Mr. Lipinski successfully lead the turn around of the Coffeyville refinery, launched a successful IPO of CVR Energy, as well as two variable MLP IPO at CVRR and UAN.
Mr. Lipinski has more than 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc.
In 1985, Mr. Lipinski joined The Coastal Corporation eventually serving as Vice President of Refining with overall responsibility for Coastal
Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a Managing Director and Partner of Prudentia Energy, an advisory and management firm.

The Icahn Slate
 Mr. Samuel Merksamer
 Mr. Merksamer brings skills that will be helpful to the company in building management teams, developing value additive M&A strategies and identifying undervalued companies including financially distressed businesses.
 Mr. Merksamer is currently a Managing Director at Icahn Capital where he is responsible for identifying investment opportunities focused on activist equity and distressed debt opportunities as well as providing board level input and strategic direction for several portfolio companies controlled by Icahn Enterprises. Mr. Merksamer has been involved in several of Icahn’s prior and current energy sector investments including Chesapeake Energy, El Paso Corp and CVI Energy. Previously Mr. Merksamer was employed by the Airlie Group, a high yield and distressed focused hedge fund. Mr. Merksamer current serves on the board of Navistar Inc a global supplier of class 5-8 commercial vehicles and
Ferrous Resources a private Brazilian iron ore producer. Mr. Merksamer also serves on the board of Federal Mogul, CVI Energy and American
Railcar Industries, all of which are Icahn controlled companies.
 Mr. Merksamer formerly served on the board of Viskase Companies, PSC Metals, Dynegy Inc.